Exhibit 99.1

News Release

SALLIE MAE APPOINTS TED MANVITZ TO ITS BOARD OF DIRECTORS

Mr. Manvitz Brings More than 20 Years of Experience
in Financial Services to the Board

NEWARK, Del., March 22, 2021 — Sallie Mae® (Nasdaq: SLM), formally SLM Corporation, today announced the appointment of Ted Manvitz to its board of directors, effective immediately.

Mr. Manvitz joins the Board with more than 20 years of experience in strategic advice, senior executive management, operations, and capital markets. He spent the last ten years at IHS Holding Plc, where he held a variety of roles including chief operating officer, chief investment officer, chief financial officer, and chief strategy officer. He was instrumental in transforming IHS from a regional managed services company to the fourth largest independent developer and owner of telecommunications infrastructure in the world.

In addition, Mr. Manvitz is a non-executive director and senior advisor at Cornerstone Capital Partners in South Africa, and an adjunct faculty member at American University, in Washington D.C.

Mr. Manvitz received his bachelor’s degree in business administration with a major in accounting from Avila University (cum laude), a law degree from the University of Iowa College of Law (with distinction), and an MBA from the Kelly School of Business, Indiana University.

“Mr. Manvitz further diversifies the experience and expertise of our board as we focus and align to our strategic priorities and continue to deliver for our customers,” said Carter Franke, Chair of the board of directors, Sallie Mae. “In particular, his stellar track record in financial services, including operations and the capital markets, deepens our overall bench and well-positions Sallie Mae and our customers for future success.”

For more information visit www.salliemae.com.

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Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contact:
Rick Castellano
302-451-2541
rick.castellano@salliemae.com